SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 21, 2009

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-114442

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of a Director

On July 21, 2009, Dennis F. Hightower provided written notice to Domino’s Pizza, Inc. (the “Company”) of his resignation from the Board of Directors of the Company, effective July 21, 2009. Mr. Hightower stated that his resignation was required due to the President of the United States’ intent to nominate Mr. Hightower to the position of Deputy Secretary of Commerce. Mr. Hightower confirmed that the resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(e) Compensatory Arrangements of Certain Officers

On July 23, 2009, the Compensation Committee approved the following equity plan grants to Chairman and Chief Executive Officer, David A. Brandon; (i) stock options for 78,000 shares of Common Stock of the Company, and (ii) 95,000 shares of performance-based restricted stock of the Company. Both of the above equity grants are subject to the same terms and conditions of the Company’s current standard grant agreements for stock options and performance-based restricted stock, including a three-year vesting period for the stock options and a three-year vesting period with each vesting tranche also requiring the achievement of certain applicable performance-based conditions for the performance-based restricted stock. These equity grants are in addition to the contractual equity grant awards contained in Mr. Brandon’s employment agreement.

Item 7.01.	Regulation FD Disclosure.

A copy of the release from the U.S. Department of Commerce relating to the intent to appoint Dennis F. Hightower to the position of Deputy Secretary of Commerce is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
99.1	Press Release dated July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: July 27, 2009	/s/ Kenneth B. Rollin
Kenneth B. Rollin
Executive Vice President and General Counsel

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